Exhibit 10.10(a)
EQT CORPORATION
RESTRICTED STOCK UNIT AWARD AGREEMENT (STANDARD)
Non-transferable
G R A N T T O

(“Participant”)
DATE OF GRANT:
        (“Grant Date”)
by EQT Corporation (the “Company”) of [_______] restricted stock units, which vest and convert into the right to receive an equivalent number of shares of the Company’s common stock (the “Common Stock”), pursuant to and subject to the provisions of the EQT Corporation [____] Long-Term Incentive Plan (as amended from time to time, the “Plan”), and the terms and conditions set forth in this award agreement (this “Agreement”).
The restricted stock units awarded under this Agreement shall not be effective unless, no later than 45 days after the Grant Date, Participant accepts the restricted stock units through the Fidelity NetBenefits website, which can be found at www.netbenefits.fidelity.com.
When Participant accepts the restricted stock units awarded under this Agreement through the Fidelity NetBenefits website, Participant shall be deemed to have (i) acknowledged receipt of the restricted stock units granted on the Grant Date (the terms of which are subject to the terms and conditions of this Agreement and the Plan) and copies of this Agreement and the Plan and (ii) agreed to be bound by all the provisions of this Agreement and the Plan.
TERMS AND CONDITIONS
1.Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan. In addition, and notwithstanding any contrary definition in the Plan, for purposes of this Agreement:
(a)“Employer” is defined in Section 8 of this Agreement.
(b)“Executive Severance Plan” means that certain EQT Corporation Executive Severance Plan established effective May 19, 2020, as may be amended from time to time. For the avoidance of doubt, reference to a severance or similar agreement in the Plan includes the Executive Severance Plan with respect to any Executive Severance Plan Participant.
(c)“Executive Severance Plan Participant” means an individual who is, at the relevant time, a Participant under the Executive Severance Plan (with the definition of “Participant” for this purpose being set forth in the Article II of the Executive Severance Plan).
(d)“Payment Date” is defined in Section 4 of this Agreement.

(e)“Qualifying Change of Control” means a Change of Control (as then defined in the Plan) unless (i) Participant’s Restricted Stock Units are assumed by the surviving entity of the Change of Control (or otherwise equitably converted or substituted in connection with the Change of Control in a manner approved by the Committee) or (ii) the Company is the surviving entity of the Change of Control.
(f)“Restricted Stock Units” means collectively, the original number of restricted stock units awarded to Participant on the Grant Date as designated in the first paragraph of this Agreement (subject to such adjustments, if any, set forth in the Plan and this Agreement) together with any additional restricted stock units accumulated from dividend equivalents in accordance with Section 5 of this Agreement.
(g)“Vesting Date” is defined in Section 2(a) of this Agreement.
2.Vesting of Restricted Stock Units. The Restricted Stock Units have been credited to a bookkeeping account on behalf of Participant and do not represent actual shares of Common Stock. Participant shall have no right to exchange the Restricted Stock Units for cash, stock or any other benefit and shall be a mere unsecured creditor of the Company with respect to such Restricted Stock Units and any future rights to benefits.
(a)General. Except as may be otherwise provided below or under (i) any written employment-related agreement with Participant (including any confidentiality, non-solicitation, non-competition, change of control or similar agreement), if any, or (ii) if Participant is an Executive Severance Plan Participant, the Executive Severance Plan, as provided therein with respect to such Participant, and subject to the provisions of Sections 2(b) and 3 hereof, the Restricted Stock Units will vest and become non-forfeitable as to [____] of the shares of Common Stock subject to the Restricted Stock Units on each [____] anniversaries of the Grant Date (each, a “Vesting Date”), provided that Participant has continued in the employment of the Company and/or its Affiliates through each such date.
(b)Qualifying Change of Control Vesting. 100% of the Restricted Stock Units will vest upon the occurrence of a Qualifying Change of Control, provided that Participant has continued in the employment of the Company and/or its Affiliates through such date.
3.Change in Status.
(a)In the event of a Change of Control that is not a Qualifying Change of Control, as a condition to the vesting of any Restricted Stock Units pursuant to Section [____] of the Plan, Participant will be required to timely execute and not revoke within any time provided to do so a full release of claims in a form acceptable to the Company within 30 days of the termination. Failure to satisfy this condition will result in forfeiture of such unvested Restricted Stock Units.
(b)If Participant’s employment is terminated due to Participant’s death, 100% of the unvested Restricted Stock Units will vest. As a condition to the vesting of any Restricted Stock Units pursuant to this Section 3(b), Participant’s estate or beneficiary will be required to timely execute and not revoke within any time provided to do so a full release of claims in a form acceptable to the Company within 60 days of Participant’s death. Failure to satisfy this condition will result in forfeiture of such unvested Restricted Stock Units.
(c)Except as may be otherwise provided under (i) any written employment-related agreement with Participant, if any, or (ii) if Participant is an Executive Severance Plan Participant, in the Executive Severance Plan, as provided therein with respect to such Participant, in the event Participant’s employment terminates for any other reason, all of Participant’s unvested Restricted Stock Units will immediately be forfeited without further consideration or any act or action by Participant. Notwithstanding anything to the contrary in this Section 3, if Participant’s employment is terminated voluntarily or such termination is an involuntary termination by the Company without Cause and, in each case, Participant remains on the board of directors of the Company or an Affiliate whose equity is publicly traded on the New York Stock Exchange or the NASDAQ Stock Market following such termination of employment, Participant’s Restricted Stock Units shall not be forfeited but shall continue to vest in accordance with the above provisions for as long as Participant remains on such board of directors, in which case any references herein to Participant’s employment shall be deemed to include his or her continued service on such board.
4.Form and Time of Payment. The Restricted Stock Units shall be payable (i) on the applicable payment date (each, a “Payment Date”) as provided in this Section 4, and (ii) paid in a number of shares of Common Stock equal to one share of Common Stock times the number of Restricted Stock Units then vesting. The value of shares of Common Stock shall not bear any interest owing to the passage of time. Neither this Section 4 nor any action taken pursuant to or in accordance with this Agreement shall be construed to create a trust or a funded or secured obligation of any kind.
(a)The Payment Date for Restricted Stock Units vesting pursuant to Section 2(a) shall be a date selected by the Company that is no later than thirty (30) calendar days after the applicable Vesting Date.
(b)The Payment Date for Restricted Stock Units vesting pursuant to Section 2(b) shall be the closing date of the Qualifying Change of Control.
(c)The Payment Date for Restricted Stock Units vesting pursuant to Section 3(a) shall be a date selected by the Company that is no later than sixty (60) days after the termination of Participant’s employment, provided that any release of claims required under Section 3(a) has become effective.
(d)The Payment Date for Restricted Stock Units vesting pursuant to Section 3(b) shall be a date selected by the Company that is no later than 60 days after the date of Participant’s death, provided that the any release of claims required under Section 3(b) has become effective, and provided further, that if such 60-day period begins in once calendar year and ends in the next calendar year, the payment shall in all events be made in the second such calendar year.
(e)Such other date as may be otherwise provided under any written employment–related agreement with Participant (including any confidentiality, non-solicitation,

non-competition, change of control or similar agreement) or, if Participant is an Executive Severance Plan Participant, in the Executive Severance Plan, as provided therein with respect to such Participant.
5.Dividend Equivalents. If the Restricted Stock Units are outstanding on the record date for dividends or other distributions with respect to the Common Stock, then the dollar amount or Fair Market Value of such dividends or distributions with respect to the number of shares of Common Stock then underlying the Restricted Stock Units shall be converted into additional Restricted Stock Units in Participant’s name, based on the Fair Market Value of the Common Stock as of the date such dividends or distributions are paid (rounded down to the nearest whole Restricted Stock Unit), with any fractional Restricted Stock Units converted into a right to receive an equivalent amount in cash. Any additional Restricted Stock Units or cash pursuant to this Section 5 shall vest at the same time and in the same manner as the Restricted Stock Units to which they are attributable vest, and will be paid to Participant in accordance with the Payment Dates set forth in Section 4 above. Any additional Restricted Stock Units pursuant to this Section 5 shall also be subject to the transfer restrictions as apply to the Restricted Stock Units with respect to which they relate.
6.Restrictions on Transfer and Pledge. No right or interest of Participant in the Restricted Stock Units may be pledged, encumbered or hypothecated or be made subject to any lien, obligation or liability of Participant to any other party other than the Company or an Affiliate. Except as provided in the Plan, the Restricted Stock Units may not be sold, assigned, transferred or otherwise disposed of by Participant other than by will or the laws of descent and distribution. The designation of a beneficiary shall not constitute a transfer.
7.Limitation of Rights. The Restricted Stock Units do not confer to Participant or Participant’s beneficiary, executors or administrators any rights of a shareholder of the Company. Participant shall not have voting or any other rights as a shareholder of the Company with respect to the Restricted Stock Units.
8.Payment of Taxes. The Company or any Affiliate employing Participant (the “Employer”) has the authority and the right to deduct or withhold, or require Participant to remit to the Employer, an amount sufficient to satisfy federal, state and local taxes (including Participant’s portion of all payroll tax obligations) required by law to be withheld with respect to any taxable event arising as a result of this award. With respect to withholding required upon any taxable event arising (a) in connection with the Restricted Stock Units, the Employer shall satisfy the tax withholding required by withholding shares of Common Stock from shares otherwise issuable pursuant to this award having a Fair Market Value as of the date that the amount of tax to be withheld is to be determined equal to the amount of tax required to be withheld and (b) in connection with any cash payments pursuant to Section 5, the Employer shall satisfy the tax withholding by deducting the amount of tax required to be withheld from such cash payments. The obligations of the Company under this Agreement will be conditional on such payment or arrangements, and the Company and, where applicable, its Affiliates will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to Participant.

9.Plan Controls. This Agreement and Participant’s rights hereunder are subject to all the terms and conditions of the Plan and such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to interpret and administer the Plan and this Agreement, and to make all decisions and determinations as it may deem to be necessary or advisable for the administration thereof, all of which shall be final and binding upon Participant and the Company. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall be controlling and determinative. Any conflict between this Agreement, on the one hand, and the terms of a written employment-related agreement with Participant effective on or prior to the Grant Date or, if Participant is an Executive Severance Plan Participant, the Executive Severance Plan, shall be decided in favor of the provisions of such employment-related agreement or the Executive Severance Plan, as applicable.
10.Recoupment Policy. Any shares of Common Stock distributed or amounts paid to Participant hereunder, and any cash or other benefit acquired on the sale of shares of Common Stock distributed hereunder, shall be subject to the terms and conditions of any compensation recoupment policy adopted from time to time by the Company’s board of directors or any committee of such board, to the extent such policy is applicable to Participant and the Restricted Stock Units.
11.Relationship to Other Benefits. The Restricted Stock Units shall not affect the calculation of benefits under the Company’s or its Affiliates’ qualified retirement plans or any other retirement, compensation or benefit plan or program of the Company or its Affiliates, except to the extent specifically provided in such other plan or program. Nothing herein shall prevent the Company or its Affiliates from maintaining additional compensation plans and arrangements.
12.Amendment. Subject to the terms of the Plan, this Agreement may be modified or amended by the Committee; provided that no such amendment shall materially and adversely affect the rights of Participant hereunder without the consent of Participant. Notwithstanding the foregoing, Participant hereby expressly agrees to any amendment to the Plan and this Agreement to the extent necessary to comply with applicable law or changes to applicable law (including, but not limited to, Code Section 409A) and related regulations or other guidance and federal securities laws.
13.Successors and Assigns. The Company may assign any of its rights under this Agreement without Participant’s consent. All obligations of the Company under the Plan and this Agreement shall be binding on and inure to the benefit of any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company. Subject to the restrictions on transfer set forth herein and in the Plan, this Agreement will be binding upon Participant and Participant’s beneficiaries, executors, administrators and the person(s) to whom the Restricted Stock Units may be transferred by will or the laws of descent or distribution.

14.Applicable Law. This Agreement shall be governed by and construed under the laws of the Commonwealth of Pennsylvania without regard to its conflict of law provisions.
15.Notice. Except as may be otherwise provided by the Plan or determined by the Committee and communicated to Participant, notices and communications hereunder must be in writing and shall be deemed sufficiently given if either hand-delivered or if sent by fax or overnight courier, or by postage paid first class mail. Notices sent by mail shall be deemed received five business days after mailed, but in no event later than the date of actual receipt. Notices shall be directed, if to Participant, at Participant’s address indicated by the Company’s records or, if to the Company, at the Company’s principal executive office, Attention: Director Total Rewards.
16.Dispute Resolution. Any dispute regarding the payment of benefits under this Agreement or the Plan shall be resolved in accordance with the EQT Corporation Long-Term Incentive Dispute Resolution Procedures as in effect at the time of such dispute. A copy of such procedures is available on the Fidelity NetBenefits website, which can be found at www.netbenefits.fidelity.com.
17.Tax Consequences to Participant. It is intended that, (a) until the applicable Vesting Date occurs, Participant’s right to payment for an award under this Agreement shall be considered to be subject to a substantial risk of forfeiture in accordance with those terms as defined or referenced in Sections 409A and 3121(v)(2) of the Code; and (b) until the award is paid on the applicable Payment Date, Participant shall have merely an unfunded, unsecured promise to receive such award, and such unfunded promise shall not consist of a transfer of “property” within the meaning of Section 83 of the Code. Participant acknowledges that there may be adverse tax consequences upon the vesting or payment of the award or the disposition of the underlying shares of Common Stock and that Participant has been advised, and hereby is advised, to consult a tax advisor. Participant represents that Participant is in no manner relying on the Board, the Committee, the Company or any of its Affiliates or any of their respective managers, directors, officers, employees or authorized representatives (including attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) for tax advice or an assessment of such tax consequences.
18.No Right to Continued Employment, Service or Awards. Nothing in this Agreement, including the grant of the Restricted Stock Units, shall confer upon Participant any right to continued employment by, or any continued service relationship with, the Company or any Affiliate, or any other entity, or affect in any way the right of the Company or any such Affiliate, or any other entity, to terminate such employment or other service relationship at any time. The grant of the Restricted Stock Units in this Agreement is a one-time benefit that was made at the sole discretion of the Company and does not create any legal, contractual or other rights to receive any Restricted Stock Units or other Awards or any payment or benefits in the future, including any adjustment to wages, overtime, benefits or other compensation. Any future grant of the Restricted Stock Units or other Awards will be granted at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of Participant’s employment with the Company or any Affiliate, or any other entity, for any reason whatsoever.

19.Plan and Company Information. Participant may access important information about the Company and the Plan through the Company’s website. Copies of the Plan and Plan Prospectus can be found by logging into the Fidelity NetBenefits website, which can be found at www.netbenefits.fidelity.com, and clicking on the “Stock Plans” tab and then following the prompts to the Plan documents. Copies of the Company’s most recent Annual Report on Form 10-K, Proxy Statement and other information generally delivered to the Company’s shareholders can be found at www.eqt.com by clicking on the “Investors” link on the main page and then “SEC Filings.” Paper copies of such documents are available upon request made to the Company’s Corporate Secretary.